Exhibit 99.1

For Immediate Release
Contact: Karyn L. Miller, Chief Financial Officer
(303) 444-0900 x 102
kmiller@noof.com

New Frontier Media Reports 2007 Fiscal Year and Fourth Quarter Results

BOULDER, COLORADO, June 5, 2007 -- New Frontier Media, Inc. (Nasdaq: NOOF), a worldwide producer and distributor of general and adult-themed motion picture entertainment, today announced its 2007 fiscal year end and 2007 fourth quarter results.

For the full year ended March 31, 2007 the Company reported revenue of $63.3 million, as compared to $46.9 million for the year ended March 31, 2006, representing an increase of 35%. Net income for the 2007 fiscal year was $12.3 million as compared to $11.3 million for the 2006 fiscal year. The Company reported earnings per fully diluted share of $0.51 for the year ended March 31, 2007, as compared to $0.48 per fully diluted share for the year ended March 31, 2006.

“New Frontier Media’s 2007 fiscal year was a success by any measure. Revenue and earnings were up materially versus 2006. We enhanced earnings per share and shareholder value by repurchasing 250,000 shares of our stock and paying a 60 cent per share cash dividend in February. As a result of these initiatives, shareholders realized a 26% total return on their investment over fiscal year 2006,” said Michael Weiner, Chief Executive of New Frontier Media, Inc. “To underscore our commitment to providing superior returns, we’ve begun the new fiscal year with our announcement of a quarterly dividend program of 12.5 cents per share which we will begin paying at the end of this month to shareholders of record yesterday.”

On a quarterly basis, the Company reported a 10% increase in fourth quarter revenue to $14.2 million from $12.9 million for the same quarter a year ago. Net income for the current year quarter was $1.7 million compared to $3.3 million for the same quarter a year ago. The Company reported earnings per fully diluted share of $0.07 for the quarter ended March 31, 2007, as compared with $0.14 per fully diluted share for the same quarter a year ago.

The current year quarter includes a $0.5 million charge for a contingent litigation reserve, a $0.1 million impairment charge related to the Internet Group, and a $0.2 million increase to our tax reserve causing the Company’s quarterly effective tax rate to increase to 46.4%. The Company expects that its effective tax rate in the 2008 fiscal year will be approximately 38.3%. The quarter a year ago reflects a lower tax rate of 25% due to the release of the Company’s valuation allowance for its deferred tax asset related to its net operating losses.

“Our most recently concluded quarter was impacted by a number of one time charges, as well as an anticipated seasonal decline in our Film Production segment’s results,” continued Mr. Weiner. “While our core business is increasingly competitive, we believe that New Frontier Media’s superior performance will work to the Company’s advantage as an expected competitive shakeout occurs over the next two years.”

Pay TV
The Company’s Pay TV Group reported revenue of $11.2 million for the quarter ended March 31, 2007, as compared to $11.1 million for the quarter ended March 31, 2006, representing an increase of 1%. Of this, revenue from the Pay TV Group’s pay-per-view (“PPV”) services declined 4% to $5.5 million for the quarter ended March 31, 2007 from $5.7 million for the quarter ended March 31, 2006. Revenue from the Pay TV Group’s video-on-demand (“VOD”) service provided both to the cable and hotel markets increased 10% to $5.3 million for the quarter ended March 31, 2007, from $4.8 million for the quarter ended March 31, 2006. Revenue from the Pay TV Group’s C-Band service decreased 33% to $0.4 million for the quarter ended March 31, 2007, from $0.6 million for the quarter ended March 31, 2006.

The decrease in the Pay TV Group’s PPV revenue year-over-year for the quarter is due to a decline in revenue from our largest customer as a result of the previously announced finalization of a new licensing arrangement in October 2006, which resulted in an adjustment downward of our historical rates. This revenue decline was partially offset by an increase in revenue from the launch of two of our PPV networks on the largest Direct Broadcasting Satellite (“DBS”) platform in the U.S., which occurred in April 2006.

The increase in the Pay TV Group’s VOD revenue year-over-year for the quarter is related to an increase in VOD revenue from the largest cable Multiple System Operator (“MSO”) in the U.S. This revenue increase was partially offset by the sale of a smaller MSO’s systems to larger multi-channel operators which resulted in a lower license fee on our VOD content from those systems.

Operating income for the Pay TV Group was $5.4 million for the quarter ended March 31, 2007, as compared to operating income of $5.8 million for the quarter ended March 31, 2006, representing a decrease of 7%. Gross margin for the Pay TV Group decreased to 72% for the quarter ended March 31, 2007 from 73% for the quarter ended March 31, 2006, as a result of the $0.5 million contingent litigation reserve accrued for during the fourth quarter. Operating expenses increased 18% to $2.6 million for the quarter ended March 31, 2007 from $2.2 million for the quarter a year ago primarily as a result of an increase in advertising and branding costs.

Internet Group
The Company’s Internet Group reported net revenue of $0.5 million for the quarter ended March 31, 2007 as compared to net revenue of $0.6 million for the quarter ended March 31, 2006, representing a decrease of 17%. Operating income for the Internet Group declined to a loss of $0.2 million for the quarter ended March 31, 2007 from operating income of $0.1 million for the quarter ended March 31, 2006. The current year quarter included a $0.1 million impairment charge.

Film Production Group
The Company completed its acquisition of the Film Production Group on February 10, 2006. The 2006 fiscal fourth quarter results are for the period February 11 through March 31, 2006. The 2007 fiscal fourth quarter results reflect a full three months. Accordingly, we do not believe that a comparative analysis of this segment’s fourth quarter results is meaningful and it is therefore not included in this release.

The Film Production Group reported revenue of $2.5 million, cost of sales of $1.0 million and operating income of $0.3 million for the quarter ended March 31, 2007. The Film Production Group’s gross margin was 60% and operating expenses were $1.2 million for the quarter ended March 31, 2007.

Corporate Administration Expenses
Corporate administration expenses increased 67% to $2.5 million for the quarter ended March 31, 2007 from $1.5 million for the quarter ended March 31, 2006. The increase in year-over-year quarterly corporate administration expenses is primarily related to an increase in stock compensation expense due to the Company’s adoption during the 2007 fiscal year of the new accounting pronouncement requiring the expensing of the fair value of stock options, the addition of chief operating and chief information officers to the executive team, and an increase in legal and accounting expenses.

Conference Call Information
New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time. The participant phone number for the conference call is (800)-218-8862. To participate in the web cast please log on to www.noof.com and click on “Investor Relations” and then “Webcasts & Events”. A replay of the conference call will be available for seven days after 1 p.m. Eastern Time on June 5, 2007 at (800)-405-2236, access code 11090935#. The replay will also be archived for twelve months on the Corporate web site at www.noof.com. This press release can be found on the Company’s corporate web site, www.noof.com, under “Investor Relations/News Releases”.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes’’, “seeks”, “estimates”, or variations of such words are intended to identify such forward-looking statements. All statements in this release regarding our belief that our superior performance will work to our advantage as an expected competitive shakeout occurs over the next two years, our expectation that our 2008 fiscal year effective tax rate will be 38.3%, the future outlook related to New Frontier Media and the outcome of any contingencies are forward-looking statements. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. All forward-looking statements made in this press release are made as of the date hereof, and the company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company’s most recent Form 10-K and other filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a worldwide producer and distributor of adult-themed and general motion picture entertainment. Under the “The Erotic Networks” ® trademark, the Company delivers seven, full-time adult-themed pay-per-view networks to cable and satellite operators across the United States. Additionally, the Company is a leading provider of adult-themed Video-on-Demand content to cable and satellite platforms. These services reach over 139 million network homes.

New Frontier Media’s MRG Entertainment unit produces original, adult-themed content and series that are distributed on premium movie channels in the United States and around the world. MRG Entertainment also develops and produces original, adult-themed event programming that is widely distributed on satellite and cable platforms in the United States. Additionally, MRG Entertainment manages a sales operation, which matches independent, mainstream film producers with film distributors around the world.

New Frontier Media owns and operates a digital broadcast infrastructure in Colorado, which serves content to broadcast, IP and wireless networks around the world.

For more information about New Frontier Media, Inc. contact Karyn Miller, Chief Financial Officer, at (303) 444-0900, extension 102, and please visit our web site at www.noof.com.

Consolidated Operating Results
(in thousands, except per share amounts)
Unaudited Except FY 2006 Full Year Results

	Quarter Ended March 31,		Year Ended March 31,
	2007	2006	2007	2006

Net Sales	$14,208	$12,938	$63,271	$46,851

Cost of Sales	(4,363)	(3,981)	(19,631)	(14,421)

Gross Margin	9,845	8,957	43,640	32,430

Operating Expenses	(6,830)	(4,772)	(24,411)	(16,430)

Operating Income	3,015	4,185	19,229	16,000

Other Income	200	238	1,076	1,107

Income Before Provision for Income Taxes	3,215	4,423	20,305	17,107

Provision For Income Taxes	(1,493)	(1,123)	(7,996)	(5,824)

Net Income	$1,722	$3,300	$12,309	$11,283

Basic Income Per Share	$0.07	$0.13	$0.51	$0.49

Diluted Income Per Share	$0.07	$0.14	$0.51	$0.48

Dividends declared by common share	$-	$-	$0.60	$-

Average outstanding shares of common stock	24,251	23,297	23,920	22,876

Common stock and common stock equivalents	24,571	23,770	24,355	23,338

Reconciliations of EBITDA and Adjusted EBITDA

	Quarter Ended March 31,		Year Ended March 31,
	2007	2006	2007	2006

Net Income	$1,722	$3,300	$12,309	$11,283

Adjustments:
Depreciation/Amortization (1)	524	489	1,994	1,489
Interest Expense	144	3	229	41
Interest Income	(293)	(262)	(1,241)	(1,155)
Income Taxes	1,493	1,123	7,996	5,824

EBITDA	3,590	4,653	21,287	17,482

Content Amortization	1,580	1,425	9,560	4,502
Cash Investments in Content	(1,311)	(1,064)	(6,778)	(3,510)
Capital Expenditures	(912)	(393)	(1,786)	(991)
Stock Based Compensation	328	-	1,034	-

Adjusted EBITDA	$3,275	$4,621	$23,317	$17,483

(1) Amortization excludes amortization of content

Consolidated Balance Sheets
(In thousands)	(Unaudited)	(Audited)
	March 31, 2007	March 31, 2006
CURRENT ASSETS:
Cash and Cash Equivalents	$17,345	$12,611
Restricted Cash	1,710	2,646
Marketable Securities	8,681	8,730
Accounts Receivable, net	12,249	12,395
Deferred Tax Asset	528	444
Other Current Assets	2,863	871

TOTAL CURRENT ASSETS	43,376	37,697

Equipment and Furniture, net	4,534	4,082
Prepaid Distribution Rights, net	9,084	8,877
Marketable Securities	587	1,936
Recoupable Costs and Producer Advances	1,278	1,203
Film Costs, net	6,991	10,412
Goodwill	18,608	16,744
Other Identifiable Intangible Assets, net	2,771	4,687
Other	987	1,127

TOTAL ASSETS	$88,216	$86,765

CURRENT LIABILITIES:
Accounts Payable	$1,942	$2,151
Taxes Payable	0	677
Producer Payable	1,049	546
Deferred Revenue	889	754
Due to Related Party	647	250
Accrued Compensation	3,298	1,857
Deferred Producer Liabilities	1,344	810
Accrued and Other Liabilities	3,664	1,440

TOTAL CURRENT LIABILITIES	12,833	8,485

Deferred Tax Liability	976	1,268
Due to Related Party	0	1,000
Taxes Payable	1,726	1,359
Other Long-Term Liabilities	982	3,408

TOTAL LIABILITIES	16,517	15,520

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common Stock	2	2
Additional Paid-in Capital	64,191	61,488
Retained Earnings	7,536	9,829
Accumulated Other Comprehensive Loss	(30)	(74)

TOTAL SHAREHOLDERS' EQUITY	71,699	71,245

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$88,216	$86,765